EXHIBIT 99.1

News Release

For Immediate Release

SALLIE MAE APPOINTS HENRY GREIG TO ITS BOARD OF DIRECTORS

Mr. Greig Brings Decades of Experience in Financial Services, Risk Management, Strategy, and Operations to the Board

NEWARK, Del., Jan. 13, 2025 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation,today announced the appointment of Henry Greig to its board of directors, effective January 12, 2025.

Mr. Greig brings decades of industry experience in financial services, risk management, strategy, and operations to the Board. He held various positions at Synchrony Financial from 2014-2023, including Chief Credit Officer, Chief Risk Officer, and Executive Vice President. Prior to Synchrony Financial, he worked for GE Capital from 1988-2014 serving in various roles, including Senior Vice President and Chief Risk Officer for Retail Finance North America.

“Henry is an experienced executive who will bring valuable insights and perspectives as we continue to deliver on our strategic priorities for customers and shareholders,” said Carter Franke, Chair of the Board of Directors, Sallie Mae. “His deep background and experience in risk management will complement and enhance the skills of our Board.”

Mr. Greig holds a Bachelor of Arts degree in Mathematics from Bowdoin College and a Master of Science degree in Applied Mathematics from Rensselaer Polytechnic Institute.

For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contact:
Rick Castellano
302-451-2541
rick.castellano@salliemae.com